Exhibit 10.55
LANDEC CORPORATION
DIRECTOR COMPENSATION SCHEDULE
Non-employee Directors will receive the annual retainers, meeting fees, meeting expenses and equity-based awards described below as compensation for serving as a Director.
Annual Retainers
Board Retainer — Each Director will receive an annual board retainer of $20,000 to be paid in quarterly installments of $5,000.
Compensation Committee Chair Retainer — Each Director who serves as the Chair of the Compensation Committee will receive an annual retainer of $5,000.
Audit Committee Retainer — Each Director who serves on the Audit Committee will receive an annual retainer of $10,000, with the Chairman receiving an annual retainer of $15,000.
Lead Independent Director Retainer — Each Director who serves as the Lead Independent Director of the non-employee executive sessions of the Board shall receive an annual retainer of $10,000.
Meeting Fees
Each Director will receive $1,000 for each regular meeting, adjourned regular meeting or special meeting of the Board attended by the Director, $500 for each regular meeting, adjourned regular meeting or special meeting of a Committee attended by the Director as a member of the Committee, and $1,000 for each shareholder meeting attended by the Director.
Meeting Expenses
Reasonable out-of-pocket expenses incurred by a Director to attend Board meetings, Committee meetings or shareholder meetings in his or her capacity as a Director will be reimbursed.
Equity Compensation Awards
Directors are automatically granted options to purchase shares of the Company’s Common Stock pursuant to the terms of the Company’s 1995 Directors’ Stock Option Plan (the “Directors’ Plan”). Under the Directors’ Plan, each Director who has not previously been granted an equivalent option under any stock option plan of the Company will be granted a nonstatutory stock option to purchase 20,000 shares of Common Stock (the “First Option”) on the date on which the person first becomes a Director. Thereafter, on the date of each annual meeting of the shareholders, such Director (including Directors who were not eligible for a First Option) will be granted an additional option to purchase 10,000 shares of Common Stock ( a “Subsequent Option”) if, on such date, he or she shall have served on the Company’s Board of Directors for at least six months prior to the date of such annual meeting. The First Option and each Subsequent Option are fully vested and exercisable on the date of grant. Options granted under the Directors’ Plan have an exercise price equal to the fair market value of the Common Stock on the date of grant with a term of ten years.